UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2013

INTERACTIVE DATA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31555	13-3668779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Crosby Drive, Bedford, Massachusetts	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 687-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

1. Appointment of Principal Officers

On September 12, 2013, the Company announced that it had appointed Stephen C. Daffron as President and Chief Executive Officer effective as of September 20, 2013 (the “Effective Date”). Mr. Daffron will assume the President and Chief Executive Officer titles from Mason Slaine, who will resume his previous role as Executive Chairman.

Mr. Daffron is 57 years old. Mr. Daffron most recently served as Global Head of Operations and Technology for Morgan Stanley and during his more than two decades on Wall Street has also held senior leadership positions at Renaissance Technologies Corp., Citigroup and Goldman Sachs & Co. Previously he was an officer in the U.S. Army serving in various command and staff positions around the world. He is a graduate of the U.S. Military Academy at West Point and also holds a Master of Business Administration, Master of Arts, Master of Philosophy and Doctorate of Philosophy from Yale University.

2. Employment Agreement

On September 12, 2013, the Company and Mr. Daffron entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Mr. Daffron has agreed to serve as the Company’s President and Chief Executive Officer.

Pursuant to the terms of his Employment Agreement, Mr. Daffron will receive an annual base salary of not less than $600,000 and will have a target annual bonus opportunity equal to 100% of his base salary, which will be payable upon the achievement of annual corporate and individual performance objectives established for each such year.

In addition to his base salary and annual bonus opportunity, the Employment Agreement provides that Igloo Holdings Corporation, our ultimate parent (the “Parent”), will grant Mr. Daffron, pursuant to the terms of its 2010 Stock Incentive Plan, as amended, stock options to purchase 20,000,000 shares of Parent common stock with an exercise price equal to the fair market value per share on the date of grant. One-third of the stock options will vest over five years based on continued service with the Company and the remaining two-thirds will vest based on both continued service through, and the return on invested capital received by Parent’s private equity sponsors upon, the occurrence of certain liquidity events. The stock options are subject to accelerated vesting if Mr. Daffron’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) or by Mr. Daffron for “good reason” (as defined in the Employment Agreement), in either case within 12 months following a change in control of Parent. Shares of Parent common stock acquired upon the exercise of such stock options are subject to both transfer restrictions and repurchase rights following a termination of Mr. Daffron’s employment. The stock options will expire on the tenth (10th) anniversary of the date of grant.

In connection with his employment, the Employment Agreement also provides that Mr. Daffron will subscribe for, and shall purchase a number of shares of Parent common stock determined by dividing $10,000,000 by the per share fair market value on the date of purchase (the “Executive Shares”), in exchange for $10,000,000 of aggregate consideration. Such consideration will be comprised of (i) an aggregate of $5,000,000 in cash and (ii) a secured, recourse promissory note from Mr. Daffron to the Parent in an aggregate principal amount of $5,000,000, payable in full upon the earlier to occur of (i) the termination of Mr. Daffron’s employment for “cause” (as defined in the Employment Agreement, (ii) two business days prior to the anticipated occurrence of any event (as reasonably determined by the Parent) with respect to Mr. Daffron, which, in any such case if the promissory note were to be outstanding on and/or after such date, would result in a violation of Section 402 of the Sarbanes-Oxley Act of 2002 (and any successor provision or legislation thereto), and for which no exemption is then applicable and (iii) the eighteen (18) month anniversary of the promissory note issuance date. In connection with the purchase of the Executive Shares, Mr. Daffron will become a party to the Shareholders Agreement dated as of July 29, 2010, by and among the Parent, the Company, Igloo Intermediate Corporation and certain stockholders of the Parent. The Executive Shares will be subject to both transfer restrictions and repurchase rights following a termination of Mr. Daffron’s employment.

If Mr. Daffron’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) or by Mr. Daffron for “good reason” (as defined in the Employment Agreement), Mr. Daffron will be entitled, subject to his execution of a general release in favor of the Company and its affiliates and his continued compliance with the restrictive covenants in the Confidentiality Agreement described below, to (i) any accrued obligations, (ii) continuation of his base salary for the 12 month period following such termination, (iii) reimbursement for the “employer” portion of his COBRA premiums for up to 12 months following such termination, (iv) any unpaid bonus for any completed fiscal year occurring prior to the fiscal year of termination, and (v) a pro rata bonus for the fiscal year of termination, based on achievement of actual performance for such year (disregarding any individual and/or other non-financial performance targets).

In connection with, and as a condition of, the Employment Agreement, Mr. Daffron also executed and delivered a Confidentiality, Non-Interference and Invention Assignment Agreement (the “Confidentiality Agreement”). Pursuant to the Confidentiality Agreement, Mr. Daffron will be subject to restrictions on competition and interference during his employment with the Company and for a period of 12 months thereafter. The Confidentiality Agreement also contains standard confidentiality, invention assignment and non-disparagement covenants.

3.	Slaine Letter Agreement

On September 12, 2013, Mason Slaine, the Company and the Parent entered into a letter agreement. The letter agreement sets forth the agreement and understanding of the parties regarding the appointment of Mr. Daffron as the Company’s President and CEO, including that Mr. Slaine’s title and role with the Company would revert to that of Executive Chairman, that Mr. Slaine’s employment would continue to be governed by the terms of the Employment Agreement dated August 4, 2010 by and among Mr. Slaine, the Company and the Parent (the “Slaine Employment Agreement”) and that Mr. Daffron’s appointment would not constitute “Good Reason” under the terms of the Slaine Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE DATA CORPORATION
(Registrant)

By:	/s/ Vincent A. Chippari
Name:	Vincent A. Chippari
Title:	Senior Vice President and Chief Financial Officer

Date: September 18, 2013

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